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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                                (Name of Issuer)

                      INNOVATIVE SOLUTIONS & SUPPORT, INC.

                         (Title of Class of Securities)

                                  COMMON STOCK

                                 (CUSIP Number)

                                    45769N105

             (Date of Event which Requires Filing of this Statement)

                                DECEMBER 31, 2000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]    Rule 13d-1(b)
            [ ]    Rule 13d-1(c)
            [X]    Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------- --------------------------
CUSIP NO. 45769N105                13G              PAGE _______ OF ______ PAGES
--------- ----------------------------------------------------------------------



   1       Names of Reporting Persons.
           I.R.S. Identification No. of Above Person (Entities Only).

            PATRICOF & CO. VENTURES, INC.       13-2647531
--------------------------------------------------------------------------------
   2       Check the Appropriate Box If a Member of a Group*           (A)  [ ]
                                                                       (B)  [ ]


--------------------------------------------------------------------------------
   3       SEC Use Only


--------------------------------------------------------------------------------
   4       Citizenship or Place of Organization

            NEW YORK
--------------------------------------------------------------------------------
                             5      Sole Voting Power

                                    -0-
       Number of
        Shares              ----------------------------------------------------
     Beneficially            6      Shared Voting Power
       Owned by
         Each                         1,673,541
       Reporting
        Person              ----------------------------------------------------
         With                7      Sole Dispositive Power

                                    -0-

                            ----------------------------------------------------
                             8      Shared Dispositive Power

                                     1,673,541

--------------------------------------------------------------------------------
   9       Aggregate Amount Beneficially Owned by Each Reporting Person

           1,673,541
--------------------------------------------------------------------------------
   10      Check Box If the Aggregate Amount in Row (9) Excludes Certain
           Shares* (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      Percent of Class Represented by Amount in Row 9

           13.29%
--------------------------------------------------------------------------------
   12      Type of Reporting Person*


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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                                                    Page _______ of ______ Pages

Item 1.            (a)  Name of Issuer: INNOVATIVE SOLUTIONS & SUPPORT, INC.

                   (b)  Address of Issuer's Principal Executive Offices:

                        420 LAPP ROAD, MALVERN, PA  19355-1212

Item 2.            (a)  Name of Person Filing:

                        PATRICOF & CO. VENTURES, INC.

                   (b)  Address of Principal Business Office or, if none,
                        Residence:

                        445 PARK AVENUE, NEW YORK, NY  10022

                   (c)  Citizenship: NEW YORK

                   (d)  Title of Class of Securities: COMMON STOCK

                   (e)  CUSIP Number: 45769N105


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 3d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Act.
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act of 1940.
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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                                                    Page _______ of ______ Pages

Item 4.       Ownership.
         (a)  Amount beneficially owned: 1,673,541
         (b)  Percent of class: 13.29%
         (c)  Number of shares such person has:
         (i)  Sole power to vote or to direct the vote  -0-
        (ii)  Shared power to vote or to direct the vote 1,673,541*
       (iii)  Sole power to dispose or to direct the disposition of -0-
        (iv)  Shared power to dispose or to direct the disposition of 1,673,541*

                   * SEE RIDER A ATTACHED

Item 5.          Ownership of Five Percent or Less of a Class.
                             Not applicable


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                        Not applicable.

Item 8.        Identification and Classification of Members of the Group.
                        Not applicable.

Item 9.        Notice of Dissolution of Group.
                        Not applicable.

                                                    Page _______ of ______ Pages

Item 10.         Certification.

            (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                    Page _______ of ______ Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 14, 2001
                                             -----------------------------------
                                                           (Date)

                                                    /s/ Alan J. Patricof
                                             -----------------------------------
                                                         (Signature)

                                                 Alan J. Patricof, Chairman
                                             -----------------------------------
                                                        (Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001)

                                                    Page _______ of ______ Pages


                                     Rider A

            As of December 31, 2000, Patricof & Co. Ventures, Inc. ("Patricof") may be deemed to be the beneficial owner of 1,673,541 shares of common stock (13.29%) owned by The P/A Fund, L.P., a Pennsylvania Limited Partnership ("P/A"). The entity is managed or advised by Patricof and as such, Patricof may be deemed to have shared voting and dispositive power with the General Partners of each Partnership with respect to 1,673,541 shares of common stock.